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                                   EXHIBIT m.

                                DISTRIBUTION PLAN

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                        HARTFORD HLS SERIES FUND II, INC.

                                DISTRIBUTION PLAN

                                 CLASS IB SHARES

                                OCTOBER 30, 2002

                               ARTICLE I. THE PLAN

        This Amended and Restated Distribution Plan (the "Plan") sets forth the terms and conditions on which Hartford HLS Series Fund II, Inc. (the "Company") on behalf of the series listed below (the "Funds") will, after the effective date hereof, pay certain amounts to Hartford Securities Distribution Company, Inc. (the "Distributor") in connection with the provision by the Distributor, of certain services to the Funds and their Class IB shareholders, as set forth herein. Certain of such payments by the Fund may, under Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by the Funds of their Class IB shares.
This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

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
              SERIES                                      DATE APPROVED
              ------                                      -------------
Hartford Growth Opportunities HLS Fund                    September 26, 2001
Hartford SmallCap Growth HLS Fund                         September 26, 2001
Hartford U.S. Government Securities HLS Fund              September 26, 2001
Hartford Value Opportunities HLS Fund                     September 26, 2001
Hartford Blue Chip Stock HLS Fund                         October 30, 2002
Hartford Capital Opportunities HLS Fund                   October 30, 2002
Hartford International Stock HLS Fund                     October 30, 2002
Hartford LargeCap Growth HLS Fund                         October 30, 2002
Hartford MidCap Stock HLS Fund                            October 30, 2002
Hartford Multisector Bond HLS Fund                        October 30, 2002
Hartford SmallCap Value HLS Fund                          October 30, 2002

                  ARTICLE II. DISTRIBUTION AND SERVICE EXPENSES

        The Funds shall pay to the Distributor a fee in the amount specified in
Article III hereof. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class IB shares of the Funds, including, but not limited to:

        (a) compensation to and expenses, including overhead and telephone expenses, of employees of Distributor engaged in the distribution of the Class IB shares;

        (b) printing and mailing of prospectuses, statements of additional information, and reports for prospective purchasers including purchasers of variable annuity or variable life insurance contracts ("Variable Contracts") investing indirectly in Class IB shares;

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        (c)     compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Class IB shares or Variable Contracts investing indirectly in Class IB shares;

        (d) expenses relating to the development, preparation, printing, and mailing of Fund advertisements, sales literature, and other promotional materials describing and/or relating to the Funds;

        (e) expenses of holding seminars and sales meetings designed to promote the distribution of the Class IB shares;

        (f) expenses of obtaining information and providing explanations to shareholders and Variable Contract owners regarding Fund investment objectives and policies and other information about the Funds, including performance;

        (g)     expenses of training sales personnel regarding the Funds;

        (h) expenses of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Funds; and

        (i) expenses of personal services and/or maintenance of Variable Contract accounts or shareholder accounts with respect to Class IB shares attributable to such accounts.

                        ARTICLE III. MAXIMUM EXPENDITURES

        The expenditures to be made by the Funds pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Funds, and in no event shall such expenditures exceed 0.25% of the average daily net asset value of the Class IB shares of the Funds (determined in accordance with the Funds' prospectus as from time to time in effect) on an annual basis to cover distribution expenses. All such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors shall determine.

                     ARTICLE IV. EXPENSES BORNE BY THE FUNDS

        Notwithstanding any other provision of this Plan, the Funds may bear the respective expenses under any administrative services agreement, as from time to time in effect under the Funds' current prospectus. Except as otherwise contemplated by this Plan, the Funds shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Funds.

        To the extent that any investment management and administration fees paid by the Funds might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Funds' shares, the payment by the Funds of such fees hereby is authorized under this Plan.

             ARTICLE V. APPROVAL BY BOARD OF DIRECTORS, SHAREHOLDERS

        This Plan shall not take effect until: (a) it has been approved by the vote of the majority of the outstanding voting Class IB shares; and (b) it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Directors of the Funds and (ii) those directors who are not

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"interested persons" of the Funds and have no direct of indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Directors").

                             ARTICLE VI. CONTINUANCE

        This Plan and any related agreement shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for in Article V.

                            ARTICLE VII. INFORMATION

        The Distributor shall provide the Board of Directors and the Board of Directors, and, in particular, the Independent Directors, shall review, in the exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class IB shares of the Funds by the Distributor under this Plan and the Principal Underwriting Agreement and the purposes for which such expenditures were made.

                            ARTICLE VIII. TERMINATION

        This Plan may be terminated (a) at any time by vote of a majority of the Independent Directors, or a majority of the Funds' outstanding voting Class IB shares, or (b) by the Distributor on 60 days' notice in writing to the Funds. If this Plan is terminated by one Fund it shall remain in full force and effect for any Fund that has not terminated the Plan.

                             ARTICLE IX. AGREEMENTS

        Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

        (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the Funds' then outstanding voting Class IB shares.

        (b) That such agreement shall terminate automatically in the event of its assignment.

                              ARTICLE X. AMENDMENTS

        This Plan may not be amended to increase materially the maximum amount of the fees payable by the Funds hereunder without the approval of a majority of the outstanding voting Class IB shares of the Funds. No material amendment to the Plan shall, in any event, be effective unless it is approved by the Board of Directors in the same manner as is provided for in Article V.

                      ARTICLE XI. PRESERVATION OF DOCUMENTS

        The Funds shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

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                       ARTICLE XII. SELECTION OF DIRECTORS

        While this Plan is in effect, the selection and nomination of Directors who are not interested persons of the Funds shall be committed to the discretion of the Board of Directors who are not interested persons of the Funds.

                           ARTICLE XIII. DEFINED TERMS

        As used in this Plan, the terms "majority of the outstanding voting Class IB shares" shall have the same meaning as the phrase "majority of the outstanding voting securities" has in the Act, and the phrase "interested person" and "assignment" shall have the same meaning as that phrase has in the Act.


Approved:  October 30, 2002